XI.	Code of Ethics
A.	Introduction. On July 2, 2004, the Securities and Exchange Commission (SEC) adopted a new rule and rule amendments under Section 204A-1 of the Investment Advisers Act of 1940 that requires all registered investment advisers to adopt codes of ethics. The codes of ethics must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. The rule and rule amendments are intended to promote compliance with fiduciary standards by advisers and their personnel. The expectation of the Company is that all Al Frank Asset Management, Inc. (AFAMI) personnel will comply with all applicable federal securities laws and regulatory requirements. Each AFAMI employee must remember that they have a fiduciary responsibility to clients. It is the policy of the Company that each employee conducts his or her business affairs with such standards of integrity that all real and potential conflicts of interest are either eliminated or fully disclosed so that no other conflict of interest exits or can be reasonably implied or construed. Additional specific standards of conduct are adopted in their appropriate sections throughout the Company’s Compliance and Supervisory Guidelines Manual provided to all supervised persons. While the company has established a Code of Ethics and Standards of Professional Conduct, it has also adopted the CFA Institute’s Code of Ethics and Standards of Professional Conduct, which are included in its Code of Ethics. The Company’s Code of Ethics requires that all AFAMI personnel:

1.	Act with integrity, competence, and in an ethical manner when dealing with clients, mutual funds that the Company provides advisory services to the Al Frank Funds (the Funds), the public, prospects, other employees, and third-party vendors, and not take inappropriate advantage of their positions.
2.	Use reasonable care and exercise independent professional judgment when dealing with customers including the Funds to ensure that their best interests are always the highest priority.
3.	All personal securities transactions are conducted in such a manner as to be consistent with the code of ethics and the Section XIII Personal Securities Holdings Transactions of the Compliance and Supervisory Guidelines Manual, and avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.
4.	Maintain client information, including the Funds, such as security holdings and financial circumstances, in the strictest confidence. Client information may be shared with third parties that have a specific business reason to know in order to service an account (i.e., a clearing agent, settling broker, or paying agent, etc…).
5.	Will comply with all requirements outlined in the AFAMI Compliance and Supervisory Guidelines Manual and AFAMI’s Code of Ethics.

It should be noted that all AFAMI supervised persons, are required to report any violations of the AFAMI Code of Ethics promptly to the CCO. The Company will provide all supervised persons with a copy of the Code of Ethics along with any amendments, and will require all supervised persons to acknowledge in writing (see Appendix #6) receipt of the Code of Ethics and any amendments. Acknowledgments will be maintained by the CCO or their designee. Failure to comply with the AFAMI Code of Ethics may result in disciplinary action up to and including termination of employment.

B.	Definitions. For detailed information regarding definitions please refer to Section II B of the AFAMI Compliance & Supervisory Guidelines Manual

C.	Duty to Clients. The Company has a duty to exercise its authority and responsibility for the benefit of its clients including the Funds, to place their interests first, and to refrain from having outside interests that conflict with their interests. The Company must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients including the Funds and to disclose any potential conflicts where such conflicts cannot be eliminated.

D.	Privacy of Client Financial Information. As general policy, the Company will not disclose personal financial information about any client including the funds to non-affiliated third parties except as necessary to establish and manage the client’s account(s) or as required by law.

E.	Prohibited Acts. The following fraudulent activities are prohibited by affiliated persons of the adviser. Specifically it is unlawful for any of these persons to:

1.	Employ any device, scheme or artifice to defraud a client including the Funds;

2.	Make any untrue statement of a material fact;

3.	Omit to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.	Engage in any fraudulent or deceitful act, practice or course of business; or,

5.	Engage in any manipulative practices.

F.	Conflicts of Interest. The Company has an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of its clients to disclose any material facts regarding any potential and actual conflicts of interest to their clients. All supervised persons, IARs and solicitors have a duty to report potential and actual conflicts of interest to the Company’s CCO or their designee. Gifts (other than de minimis gifts, which are usually defined as having a value under $100.00) should not be accepted from persons or entities doing business with the Company. Supervised personnel should also use specific care to avoid any improper relationships and even the appearance of impropriety. The following are prohibited:

1.	Inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2.	Competing with client trades, including trades of the Funds, and using knowledge of pending or currently considered customer securities transactions to profit personally, directly or indirectly.

3.	To knowingly enter into a securities transactions with customers including the Funds.

G.	Suitability. The Company shall only recommend those investments that it has a reasonable basis for believing are suitable for a client including the Funds, based upon the client's particular situation and circumstances. Supervised persons will act only in the best interest of company’s clients regarding execution and other costs paid by the clients for brokerage services. In addition, clients should be instructed to immediately notify the Company of any significant changes in their situation or circumstances so that the Company can respond appropriately.

H.	Service on a Board of Directors. Because of the high potential for possible conflicts of interest and the potential for insider trading the Company prefers that employees do not serve on the Board of Directors of a public company. An exception will only be made when it is in the best interest of the firm and its clients. The supervised person must submit a request in writing for approval to the CCO. The CCO will review the information, respond back to the individual in writing, either approving or denying the request.

I.	Duty to Supervise. Advisers Act Section 203(e)(5) The Company is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1.	Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3.	Ensuring that all advisory personnel fully understand the Company's policies and procedures; and,

4.	Establishing a review system designed to provide reasonable assurance that the Company's policies and procedures are effective and are being followed.

J.	Outside Business Activities. The firm discourages supervised persons from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside Business Activities may include a part time job, consulting services independent of AFAMI, or any other employment in which some form of compensation is received. Any supervised person wishing to be involved must request permission in writing from the CCO or their designee prior to participating in outside business activity. The employee will provide the CCO with the following information:

1.	Name of the firm

2.	Type of work

3.	Hours per week

4.	The reason for making the request

The CCO will review the request and respond back to the employee in writing either approving or denying the request. If an employee is unsure if an activity would qualify as an Outside Business Activity they should consult compliance.

K.	Fiduciary Appointments. The Company requires that supervised persons must obtain firm approval prior to accepting an executorship, trusteeship, or power of attorney, other than with the respect to a family member. Any supervised person wishing to be approved for a fiduciary appointment must request permission in writing from the CCO or their designee prior to their appointment. The CCO will review the request and respond back to the employee in writing either approving or denying the request.

L.	Personal Securities Holdings & Transactions. The Company requires that all Access Persons and Access Persons for the Funds comply with the firm’s policies and procedures regarding personal securities transactions. The Company's procedures governing personal security transactions are covered in Section XIII of the AFAMI Compliance & Supervisory Guidelines Manual.

M.	Prohibited Transactions. The Company requires that all Access Persons and Access Persons for the Funds comply with the firm’s policies and procedures regarding prohibited transactions. The Company's procedures governing personal security transactions are covered in Section XII of the AFAMI Compliance & Supervisory Guidelines Manual.

N.	Insider Trading. The Company requires that all Access Persons and Access Persons for the Funds comply with the firm’s policies and procedures regarding Insider Trading. All supervised persons are prohibited from trading on inside information or sharing inside information with anyone that does not have a specific business reason to know the information. The Company's procedures governing Insider Trading are covered in Section XIV of the AFAMI Compliance & Supervisory Guidelines Manual.

O.	Compliance Officers. The Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons and Access Persons for the Funds to report personal securities transactions on an initial, quarterly and annual basis (the "Reports"). The CCO or their designee will receive and review these reports. The CCO will report to the Board any material violations of the Code of Ethics.

P.	Administration Of The Code of Ethics - Reporting Violations
1.	The CCO must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons and Access Persons for the Funds from violating this Code of Ethics;

2.	The CCO or their designee shall distribute the Code of Ethics and receive an acknowledgement from each Access Person and Access Persons for the Funds that the Code of Ethics has been read and understood;

3.	The CCO or their designee shall compare all reports with completed and contemplated portfolio transactions of the Funds to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

4.	No Access Person shall review his or her own Report(s). The CCO or their designee shall appoint an alternate to review his or her own Reports if the CCO or their designee is also an Access Person.

5.	On an annual basis, the CCO or their designee shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations. The CCO shall submit the information for review to the Advisors Series Trust Board of Trustees; and

6.	On an annual basis, AFAMI shall certify to the Board of Trustees of the Advisors Series Trust that it has adopted procedures reasonably necessary to prevent its Access Persons and Access Persons for the Funds from violating the Code of Ethics.

Q.	CFA Institute’s Code of Ethics and Standards of Professional Conduct. The Company has adopted the CFA Institute’s “Code of Ethics and Standards of Professional Conduct”, which are reproduced below, as presented in Standards of Practice Handbook (8th Edition):

The Code of Ethics

1.	Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.
2.	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.
3.	Strive to maintain and improve their competence and the competence of others in the profession.
4.	Use reasonable care and exercise independent professional judgment.

The Standards of Professional Conduct

Standard I: Fundamental Responsibilities

Members shall:

1.	Maintain knowledge of and comply with all applicable laws, rules, and regulations (including AIMR’s Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members’ professional activities.
2.	Not knowingly participate or assist in any violation of such laws, rules, or regulations.

Standard II: Relationships with and Responsibilities to the Profession

A. Use of Professional Designation

1.	AIMR members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.
2.	Those who have earned the right to use the Chartered Financial Analyst designation may use the marks “Chartered Financial Analyst” or “CFA” and are encouraged to do so, but only in a proper, dignified, and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.
3.	Candidates in the CFA Program, as defined in the AIMR Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.

B. Professional Misconduct

1.	Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.
2.	Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the examinations leading to the award of the right to use the CFA designation.

C. Prohibition against Plagiarism. Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgement, factual information published by recognized financial and statistical reporting services or similar sources.

Standard III: Relationships with and Responsibilities to the Employer

A. Obligation to Inform the Employer of Code and Standard.

Members shall:

1.	Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code of Standards and are subject to disciplinary sanctions for violations thereof.
2.	Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

B. Duty to Employer. Members shall not undertake any independent practice that could    result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

C. Disclosure of Conflicts to Employer.

Members shall:

1.	Disclose to their employer all matters, including beneficial ownership of securities or other investments that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.
2.	Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

D. Disclosure of Additional Compensation Arrangements. Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member’s employer.

E. Responsibilities of Supervisors. Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code of Standards. In so doing, members are entitled to rely on reasonable procedures designed to detect and prevent such violations.

Standard IV: Relationships with and Responsibilities to Clients and Prospects

A. Investment Process.

A.1 - Reasonable Basis and Representations.

Members shall:

a.	Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.
b.	Have a reasonable and adequate basis, supported by an appropriate research and investigation, for such recommendations or actions.
c.	Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.
d.	Maintain appropriate records to support the reasonableness of such recommendations or actions.

     A.2 - Research Reports

     Members shall:

a.	Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.
b.	Distinguish between facts and opinions in research reports.
c.	Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.

A.3 - Independence and Objectivity. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.
B. Interactions with Clients and Prospects

B.1 - Fiduciary Duties. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients’ interests before their own.

     B.2 - Portfolio Investment Recommendations and Actions.

     Members shall:

a.	Make a reasonable inquiry into a client’s financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.
b.	Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client’s financial situation, investment experience, and investment objectives.
c.	Distinguish between facts and opinions in the presentation of investment recommendations.
d.	Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

B.3 - Fair Dealing. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment actions.

B.4 - Priority of Transactions. Transactions for clients and employers shall have priority over transactions in securities or other investment of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients’ or employer’s interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on the recommendation before acting on their own behalf. For purpose of the Code of Standards, a member is a “beneficial owner” if the member has

a.	a direct or indirect pecuniary interest in the securities;
b.	the power to vote or direct the voting of the shares of the securities or investments;
c.	the power to dispose or direct the disposition of the security or investment.

B.5 - Preservation of Confidentiality. Members shall preserve the confidentiality of     information communicated by clients, prospects, or employers concerning matters within the scope of the client-member, prospect-member, or employer-member relationship unless the member receives information concerning illegal activities on the part of the client, prospect, or employer.

B.6 - Prohibition against Misrepresentation. Members shall not make any statements, orally or in writing, that misrepresent

a.	the services that they or their firms are capable of performing;
b.	their qualifications or the qualifications of their firm;
c.	the member’s academic or professional credentials.

Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer’s obligations under the instrument.

B.7 - Disclosure of Conflicts to Clients and Prospects. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the member’s ability to make unbiased and objective recommendations.

B.8 - Disclosure of Referral Fees. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

Standard V: Relationships with and Responsibilities to the Investing Public

A. Prohibition against Use of Material Nonpublic Information. Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in the security if such trading would breach a duty or if the information was misappropriate or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

B. Performance Presentation.
1.	Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.
2.	If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

XII.	Trading/Prohibited Transactions
Advisers Act Section 206, 17 CFR (as amended 10/29/1999) Rule 204-2 [17CFR 275.204-2]

A.	General Prohibitions. The Company and all persons associated with the Company are prohibited from:

1.	employing any device, scheme, or artifice to defraud any client including the Funds or prospective client;

2.	engaging in any transaction, practice or course of business that operates as a fraud or deceit upon any client including the Funds or prospective client;

3.	engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative;

4.	acting as a principal for its own account, or acting as broker for another person; or,

5.	knowingly selling or buying any security from an advisory client without first disclosing in writing its capacity in the transaction and obtaining the client's written consent to the transaction.

B.	Prohibited Trading Practices

(a)	No Access Person or Access Person for the Funds may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

(i)    is being considered for purchase or sale by the Funds, and must receive pre-clearance that the security is not being considered for purchase from the Chief Portfolio Manager before executing a trade for their personal account.

(ii)	is in the process of being purchased or sold by the Funds (except that an Access Person or Access Person for Mutual Funds may participate in a bunched transaction with a client or the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the adviser and the Fund Organization); or

(b)    Investment Personnel of the Fund or its investment adviser must obtain approval from the Fund’s CCO or the CCO of the Fund's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

(c)	No Access Person or Access Person for the Funds may trade ahead of the Fund - a practice known as "frontrunning."

C.	Blackout Period. When a new company is placed on the Company’s recommended list all supervised persons must refrain from transacting in that security or any derivatives of that security for a period of two business days. Managed accounts including the Funds, will be given the first opportunity to transact in the recommended security, depending on suitability of the security and the current cash available in the account. See Section XIII C Personal Securities Holdings & Transactions of the AFAMI Compliance and Supervisory Guidelines Manual for more detailed information regarding Blackout Periods.

D.	Trade Allocation. Each Al Frank Asset Management (AFAMI) client portfolio is unique with each account generally created individually with stocks selected based on securities recommended at time of initiation of the account, diversification principles, and cash availability along with risk tolerance levels. On the occasion that AFAMI purchases or sells the same security at the same time for multiple accounts, it is Company policy to utilize a rotational order execution and trade allocation system based on the alphabet to determine the sequence in which orders of directed and non-directed accounts are placed with brokers. Trade orders that receive partial execution are allocated as follows: buy orders that are partially filled are allocated to the accounts that are least invested. Sell orders that are partially filled are allocated to the most invested accounts first. The objective of this procedure is to ensure that no client receives any special consideration when trades are placed with brokers and when partially filled orders are allocated to accounts.

The order execution policy determines the sequence of trades alphabetically, then reverse-alphabetically. When trades are initiated in multiple accounts for the same security the trade sequence is determined as follows:

•	First, all the broker-dealers are sorted alphabetically form A to Z. An example of this is as follows:

▪	Brown & Co.
▪	Charles Schwab
▪	Merrill Lynch
▪	Smith Barney
▪	Wachovia Securities

•	Next, the client accounts at each broker dealer are sorted alphabetically by last name from A to Z. An example this is as follows:

▪	Adams, Roger
▪	Finley, Rachel
▪	North, John
▪	Peck, Diane
▪	Valdiviez, Eric
•	Trades are then placed with the first broker (Brown & Co using the above example) the trades are placed in alphabetical order by account starting with the letter A.

•	The process is reversed for the next trade involving a different security that is traded for multiple accounts. The sequence of trades is again first sorted by broker-dealers, but this time in reverse alphabetical order, from Z to A

•	In the event that buy orders are partially filled, the executed trades are allocated first to the accounts that are least invested.

•	When sell orders are partially filled, the executed security transactions are allocated first to the most invested accounts.

E.	Valuation of Securities. The valuation of securities shall be determined in accordance with the procedures set forth below:

1.	Securities that are primarily traded on a national or foreign securities exchange shall be valued at the last sales price on the exchange on which they are primarily traded on the day of valuation or, if there has been no sale on such day, at the mean between the bid and asked prices.

2.	Securities primarily traded in the NASDAQ National Market System for which market quotations are readily available shall be valued using the NASDAQ Official Closing Price (“NOCP”). If the NOCP is not available, such securities shall be valued at the last sale price on the day of valuation, or if there has been no sale on such day, at the mean between the bid and asked prices.

3.	Over-the-counter (“OTC”) securities that are not traded on the NASDAQ National Market System shall be valued at the most recent trade price. These prices are obtained by an alternative source as determined by the Chief Portfolio Manager or their designee.

4.	Bonds and other fixed-income securities are valued on the basis of prices provided by a pricing service when the Chief Portfolio Manager or their designee believes that such prices reflect the fair market value of such securities.

5.	Options on securities shall be valued at the last sales price at the close of trading on such exchange or, if there was no sale on the applicable options exchange on such day, at the average of the quoted bid and asked prices as of the close of such exchange.

6.	Options and futures positions or any other securities or assets for which reliable market quotations are not readily available shall each be valued at a price, supplied by a pricing service approved by the Chief Portfolio Manager or their designee, which is in the opinion of such pricing service representative of the market value of such securities or assets as of the time of determination.

7.	All shares of other investment companies, or mutual funds, that are listed on the NASDAQ National Market System are valued at their last calculated net asset value. If, on a particular day, a share of a mutual fund is not listed on the NASDAQ, such security’s “fair value” will be determined in accordance with paragraph (8).

8.	Fair Value Procedures. The Chief Portfolio Manager or their designee will monitor and review pricing procedures and make determinations of “fair value” where the procedures call for judgment and analysis. The method of pricing each type of security is described along with any alternate methods that may be applicable in particular circumstances.

a.	When Securities are Fair Valued. The Chief Portfolio Manager or their designee will utilize fair value procedures when any assets for which reliable market quotations are not readily available or for which the pricing service does not provide a valuation or provides a valuation that in the judgment of the Chief Portfolio Manager or their designee that holding such assets does not represent fair value. The Chief Portfolio Manager or their designee may also fair value a security if he or she believes that the market price is stale.

b.	Determination of Fair Value. The Chief Portfolio Manager or their designee in consultation with the research staff shall value a security using one or more of the following factors, among other things, as appropriate: (i) the type of security; (ii) the cost of the security or asset plus or minus any applicable amortization of premiums or discounts; (iii) transactions in comparable securities or assets; (iv) trading volume on markets, exchanges, or among dealers; (v) government (domestic or foreign) pronouncements; (vi) other news events; (vii) any available financial statements; (viii) the size of the holding; (ix) any special reports prepared by analysts; (x) information as to any transactions or offers with respect to the security; (xi) relationships among various securities and assets; and (xii) such other factors as may be determined by that Chief Portfolio Manager or their designee to affect materially the value of the security.

9.	Where a security is traded on more than one exchange, or on an exchange as well as Over-the-counter (“OTC”), the Chief Portfolio Manager or their designee will determine what market represents that on which the security is primarily traded.

10.	The Chief Portfolio Manager and his research staff shall meet to consider any valuations made in accordance with paragraph (8) hereof on the day that such valuations are made, or if the staff members are unavailable to meet on such day, at the next earliest availability of the research staff.

11.	If the Chief Portfolio Manager in consultation with the Research Staff is unable to determine what it believes to be a fair value for any security in accordance with the methodology set forth in paragraph (8), the Chief Portfolio Manager and the Chief Compliance Officer will meet to determine what action shall be taken to value the security.

12.	A record of any actions shall be maintained and kept by the Chief Compliance Officer or their designee.

F.	Block Trading. Block trading (bunching transactions) is permitted when the following conditions are met:

1.	Orders of two or more clients may be bunched only if the Company has determined, on an individual basis, that the securities order is:
a.	in the best interests of each client participating in the order;
b.	consistent with the Company's duty to obtain best execution; and
c.	consistent with the terms of the investment advisory agreement of each participating client.
2.	Any investment by one client shall not be dependent or contingent upon the willingness or ability of another client to participate in such transaction.
3.	The terms negotiated for the bunched transaction should apply equally to each participating client.
4.	The allocation of securities obtained or sold in a bunched trade must be made in accordance with the Company’s allocation procedures.

G.	Exclusion of the Company from the Definition of Investment Company. SEC Rule 3a-4 under the Investment Company Act of 1940 In order for the Company to meet the definition of an "investment adviser" and not be classified as an "investment company", the following requirements must be strictly complied with:

1.	Each client account must be managed on the basis of that client's individual financial situation, investment objectives, and instructions;

2.	The Company must obtain information from each client that is necessary to manage the client's account individually;

3.	The designated sponsor (as that term is used in Advisers Act Rule 204-3(f)) and the portfolio manager (if applicable) must be reasonably available to consult with clients;

4.	Each client must have the ability to impose reasonable restrictions on the management of their account;

5.	Each client must be provided with a quarterly statement containing a description of all activity in the client's account;

6.	Each client must retain ownership of all securities and funds in the account;

7.	The Company must establish and effect written procedures that are reasonably designed to ensure that each of the conditions specified herein are met;

8.	If the Company designates a third-party to perform certain obligations under the rule, the Company must obtain from that third-party a written agreement to perform those obligations;

9.	The Company must maintain and preserve the policies, procedures, agreements and other documents relating to its investment advisory operations; and,

10.	The Company must furnish to the SEC, upon demand, copies of all specified documents.

H.	NASD New Issue Restrictions. Employees and IARs of the Company who are also registered representatives of a broker/dealer are required to comply with NASD New Issue Restrictions (also called "Free Riding" and "Withholding" rules). These restrictions prohibit those individuals from selling shares of a hot issue to affiliates, related persons, or senior officers of financial institutions. The hot issue restrictions apply to the Company's senior officers and associated persons who have a beneficial interest in any client account.

***The Company does not currently participate in Principal or Agency Cross Transactions. Item I and J are provided for informational purposes only.***

I.	Agency Cross Transactions. The Company's procedures governing Principal and Agency Cross Transactions are covered in Section X of the AFAMI Compliance & Supervisory Guidelines Manual.

J.	Principal Transactions. The Company's procedures governing Principal and Agency Cross Transactions are covered in Section X Principal and Agency Cross Transactions of the AFAMI Compliance and Supervisory Guidelines Manual.

***The Company does not currently participate in “soft dollar” practices.***

K.	Soft Dollar Practices. Section 28(e) of the Securities Exchange Act of 1934

1.	Definition. The Commission (SEC) has defined soft dollar practices as arrangements under which products or services other than execution of securities transactions are obtained by an adviser from or through a broker-dealer in exchange for the direction of client brokerage transactions to the broker-dealer. An individual or firm must exercise “investment discretion” over an account (see Section 3(a)(35) of the Exchange Act) in order to use client commissions to obtain research under Section 28(e) of the Exchange Act (Safe Harbor Act).

a.	Occurrence. "Soft dollar" practices generally occur when an investment adviser causes an account to pay more than the lowest available commission to a broker-dealer in return for research products and services. Uses of soft dollars fall generally into two categories:

1.	Soft Dollar Arrangement. The Company, on behalf of its discretionary clients, directs an amount of portfolio brokerage commissions to a broker-dealer in return for services or research used in making investment decisions; or,

2.	Directed Brokerage Arrangement. A client instructs the Company to direct a portion of their brokerage transactions to a particular broker-dealer. In return, the broker-dealer provides services to the client rather than the Company.

2.	Section 28(e) Safe Harbor Provisions. When exercising investment discretion over a client account, the lowest commission rate available does not have to be paid if the Company determines, in good faith, that the rate paid is commensurate with the value of the brokerage and research services provided by the broker.

3.	Reporting Irregularities or Violations. Any employee should report any soft dollar practice or suspicion of any soft dollar practice to the Designated Supervisor. At such time the Designated Supervisor must investigate the report and its seriousness. This process shall be documented and corrective action, if necessary, should be taken.

L.	Correcting Trading Errors. Trading Errors created in an advisory account must be corrected so as not to harm any client including the Fund. The goal of error correction is to make the client “whole”, regardless of the cost to the Company. If the Company reallocates or corrects an error from one client's account to another, the Company must absorb any loss from the error.

Best Execution. We encourage clients to use one of the brokers with whom we have many accounts and a history of receiving good service, competitive commissions and quality of execution. We do not receive products, research, or “soft dollars” from any broker. It is Company policy that the designated supervisor will perform a regular Best Execution Trade Review to determine if clients are receiving satisfactory trade execution. Clients that are receiving what AFAMI considers to be poor trade execution will be informed of AFAMI’

XIII.	Personal Securities Holdings & Transactions

Advisers Act Rule 204-2

A.	Purpose. The following procedures are designed to assist the CCO or their designee in detecting and preventing abusive sales practices such as "front running" in personal securities accounts of Access Persons and Access Persons for the Funds that hold reportable securities and / or reportable funds as defined below in item D.

B.	Responsibility. The CCO or their designee shall maintain current and accurate records of all personal securities holdings and transactions of its employees, IARs and associated persons who have knowledge of, or access to the investment activity of clients, including the Al Frank Funds (the Funds) where the Company is an advisor to the funds. These persons are defined as Access Persons and Access Persons for the Funds. The Compliance Manager will notify an employee if that person fits the definition of Access Person (see Appendix #7) and Access Person for the Funds (see Appendix #8). The CCO or their designee will maintain a list of all Access Persons of the firm (see Appendix #4).

In addition, the CCO or their designee will also maintain current and accurate records of all personal securities holdings and transactions for family members that maintain brokerage accounts and live with an Access Person or Access Person for the Funds. The employee should have duplicate confirmations and account statements for brokerage accounts maintained by their family members sent to the attention of AFAMI Compliance. Family members are not required to complete personal securities holdings and transactions reports, as duplicate statements and trade confirmations will suffice.

C.	Black-Out Period. When a new company is placed on the Company’s recommended list all supervised persons must refrain from transacting in that security or any derivatives of that security for a period of two business days. Managed accounts (the Al Frank Funds are considered managed accounts) will be given the first opportunity to transact in the recommended security, depending on suitability of the security and the current cash available in the account. The CCO or their designee will review personal brokerage statements to detect any Black-Out Period violations.

D.	Definitions:
1.	Reportable Fund

a.	Any fund for which the Company serves as an investment adviser, or

b.	Any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under control with the Company.
2.	Reportable Security

a.	Any Security except:
i.	direct obligations of the Government of the United States;
ii.	banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.
iii.	Shares issued by money market funds;
iv.	Shares issued by open-end funds other than reportable funds; and
v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds;

E.	Pre-Approval. The following pre-approval process must be followed as outlined below.

Access Persons and Access Persons for the Funds must obtain prior approval from the CCO before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or in a limited offering such as a private placement.

If an employee would like to invest in a company that is on the Company’s recommended list, the employee is required to receive pre-clearance from the Chief Portfolio Manager or their designee to ensure that the security is not being considered by the Funds. Pre-clearance must be received before the employee can place a trade. When pre-clearance is received it is good for a total of thirty days. Once the pre-clearance expires the employee must request and receive pre-clearance from the Chief portfolio Manager a second time before a trade can be executed.

F.	Reporting Requirement. All access persons must report personal securities holdings (see Appendix #2) and personal securities transactions (see Appendix #3) to the CCO or their designee as specified below:

1.	Holding Reports. All access persons must submit a report of their current securities holdings of reportable securities no later than ten (10) days after becoming an access person and at least annually thereafter.

a.	The report must contain at a minimum: (1) the title and type of security and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (2) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct of indirect benefit; and (3) the date the access person submits the report.
b.	The information in the report must be current as of a date no more than 45 days prior to the date the report was submitted.

2.	Transaction Reports. All access persons must submit a report of their quarterly securities transactions within 30 days of the end of the calendar quarter and it must cover at least all transactions for the quarter.

a.	The report must contain at minimum the following information about each transaction involving a reportable security in which an access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title, and as applicable the exchange ticker symbol, or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the security at which the transaction was affected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date the access person submits the report.

3.	Exceptions. Exceptions to the reporting requirements are as follows:

a.	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

b.	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

c.	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Company holds in its records as long as the Company has received that confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

G.	Record-Keeping Requirements

Transaction Record. The CCO or their designee shall establish a form or blotter to record personal securities transactions, for access persons And any family members who maintain brokerage accounts.

a.	The identity and amount of the security involved;

b.	The date and nature of the transaction;

c.	The price at which the transaction was effected; and,

d.	The name of the broker, dealer or bank where the transaction was effected.

Note: In lieu of completing a blotter, Access Persons can indicate “Duplicate Confirms and Statements received by company” on the blotter, sign and date it, and then turn in the blotter. This will indicate that duplicate trade confirms and statements for any personal securities transactions are already being mailed to the Company (i.e., the designated compliance person) for any outside brokerage accounts. The designated compliance person will verify that trade confirmations and statements are being received. In addition, duplicate confirmations and account statements of family members that have brokerage accounts, and live with the employee should be sent to the attention of Compliance as well.

XIV.	Insider Trading
Advisers Act Section 204-A

A.	Prohibition. The prohibition against Insider Trading states that if you are in possession of material non-public information about a company or the market for a company’s securities, you must either publicly disclose the information to the marketplace or refrain from trading. Generally, disclosure is not an option and the effect is to require an individual to refrain from trading. You also must not communicate the inside information to a second person who has no official need to know the information.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding to buy or sell a security. In addition, information that, when disclosed, is likely to have a direct effect on a security’s price should be treated as material. Examples include information concerning impending tender offers, leveraged buy-outs, mergers, sales of subsidiaries, significant earnings changes and other major corporate events that are non-public.

Information is non-public when it has not been disseminated in a manner making it generally available to investors. Information is public once it has been publicly disseminated; such as it is reported on the Dow Jones or other news service or widely disseminated publications, and investors have had a reasonable time to react to the information. Once the information has become public or stale (i.e., no longer material), it may be traded on or disclosed freely.

Generally, a person violates the insider trading prohibition when that person violates a duty owed either to a person on the other side of the transaction or to a third party (such as a customer or employee) by trading on or disclosing the information. The insider trading prohibition applies to an issuer’s directors, officers and employees, investment bankers, underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with an issuer of securities.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and improperly using it. This is known as misappropriation. If you receive material, non-public information as part of your legitimate business dealings on behalf of the Company or its customers and you use that information to trade in securities or if you transmit that information to another person for the purpose of trading in securities (so called “tipping”), you would be guilty of insider trading. Insider Trading liability may also be derivative. A person who has obtained inside information (so-called “tipee”) from a person who has breeched a duty or who has misappropriated information may also be held liable.

The forgoing is just a synopsis of the insider trading prohibition. Because the law in this area is complex, the Company has adopted the following guidelines that are designed to prevent violations of the insider trading rules.

B.	Supervisory Responsibility. The CCO and their designee shall be responsible for implementing, monitoring and enforcing the Company's policies and procedures against insider trading. Each supervised person will acknowledge in writing (see Appendix # 9) that they have received, understand and will comply with the Company’s insider trading policy when they join the firm and annually thereafter.

C.	Section 204A of the Advisers Act. Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as "insider trading."

D.	Definitions

1.	Insider. The term “insider” is broadly defined. It includes officers, directors and employees of the Company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and, as a result, are given access to information solely for the company’s purposes. A temporary insider can include, among others, the company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Company to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Company will be considered an insider.

2.	Insider Trading. The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a.	Trading by an insider on the basis of material non-public information;

b.	Trading by a non-insider (also called a “temporary insider”) on the basis of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and,

c.	Communicating material non-public information to others.

3.	Material Information. The term “material information” is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

4.	Non-Public Information. Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

E.	The Company’s Policy on Insider Trading. All officers, directors, employees and IARs are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A. Covered persons should be instructed to direct any questions regarding the Company’s policy on insider trading to the Designated Supervisor.

F.	Customer Information. The Company considers confidential all information concerning its customers including, by way of example, their financial condition, prospects, and future financial plans. The misuse of customer information is prohibited as it can damage the Company’s reputation and customer relationships.

G.	Prevention of Insider Trading. To prevent insider trading from occurring, the CCO or their designee shall:

1.	answer questions and inquiries regarding the Company’s policy;

2.	review the Company's policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

3.	resolve issues as to whether information received by an officer, director, employee or IAR constitutes material and non-public information;

4.	upon determination that an officer, director, employee, or IAR has possession of material non-public information:

a.	implement measures to prevent dissemination of such information; and,

b.	restrict officers, directors, employees and IARs from trading on any affected securities.

5.	if necessary, physically separate the departments which regularly receive confidential material, including the separation of record-keeping and support systems;

6.	hold meetings with all employees at least annually to review the policy.

H.	What To Do If You Learn Inside Information. It is not illegal to learn inside information. It is, however illegal to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information. If you believe that you have learned inside information, other than in the ordinary course of business (such as investment bankers who learn inside information when working on an engagement), contact Compliance immediately so that they can address the insider information issues and preserve the integrity of the Company’s activities. Do not trade on the information or discuss the possible inside information with any other person at the Company. If you become aware of a breach of these policies or of a leak of inside information, advise your Designated Supervisor or Compliance immediately.

I.	Steps You Can Take to Preserve Confidentiality of Non-Public Information. If you are in a position within the Company to access inside information, the following are steps you must take to preserve the confidentiality of inside information.

1.	Material inside information should be communicated only when there exists a justifiable reason to do so on a “need to know” basis inside or outside the Company. Before such information is communicated to persons within the Company, your department, or another person you believe needs to know, contact the Designated Supervisor.

2.	Do not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs, or any place where you can be overheard.

3.	Do not leave sensitive memoranda on your desk or in other places where others can read them.

4.	Do not leave a computer terminal without exiting the file in which you are working.

5.	Do not read confidential documents in public places or discard them where others can retrieve them. Do not carry confidential documents in an exposed manner.

6.	On drafts of sensitive documents use code names or delete names to avoid identification of participants.

7.	Do not discuss confidential business information with spouses, other relatives or friends.

8.	Avoid even the appearance of impropriety. Serious repercussions may follow from inside trading and the law proscribing insider trading can change. Since it is often difficult to determine what constitutes insider trading, you should consult with Compliance whenever you have questions about the subject.

J.	Employee Personal Securities Trading. Any Access Person or Access Person for the Funds that maintains an outside brokerage account or has an account directly with a reportable mutual fund and has not already done so should advise Compliance immediately, and contact their broker and/or the fund company to have duplicate confirmations and statements sent to the attention of the Company’s Compliance Manager. This includes outside accounts where the Access Person or Access Person for the Funds has a direct or indirect financial interest. In addition, duplicate confirmations and account statements of all brokerage accounts of family members that live with an Access Person or Access Person for the Funds should be sent to the attention of Compliance as well. Also see Section XIII Personal Securities Holdings and Transactions of the AFAMI Compliance & Supervisory Guide lines Manual for more detailed information.

K.	Reports to Management

1.	Immediate Reports. Immediately upon learning of a potential insider trading violation, the CCO or the designee shall prepare a written report to the management of the Company providing full details and recommendations for further action.

2.	Annual Report. The CCO or their designee shall prepare an annual written report to the management of the Company and the Advisors Series Trust Board of Trustees setting forth the following:

a.	A summary of existing procedures to detect and prevent insider trading;

b.	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

c.	If appropriate, the names of all securities appearing on the Company's "Watch list" and/or "Restricted List" during the previous year, and the status of each such security;

d.	An evaluation of the Company’s current procedures for monitoring and enforcing it’s insider trading policy and any recommendations for improvement; and,

L.	Penalties. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

M.	Employee Acknowledgment. The CCO or their designee will receive a written acknowledgment from each employee indicating that the employee has read, understands and will abide by the Company’s Insider Trading policies and procedures.

N.	Conclusion

The Company has a vital interest in its reputation, the reputation of its employees, and in the integrity of securities markets. Insider trading would destroy that reputation and integrity. The Company is committed to preventing insider trading and to punishing any employee who engages in this practice or fails to comply with the above steps designed to preserve confidentiality of inside information. These procedures are a vital part of the Company’s compliance efforts and must be adhered to. An employee that violates the insider trading prohibition may be subject to disciplinary action by the firm up to an including termination, as well as regulatory sanctions, and possible criminal charges that could result in fines and a prison sentence.

II.	Registration and Licensing

A.	Registration. Prior to October 1996, all investment adviser firms were required to register with the SEC. However, under the Coordination Act of NSMIA, which went into effect in July 1997, those firms managing under $25 million in client assets are required to register with the applicable state securities commissions, while those managing in excess of $25 million retained SEC registration requirements. States are permitted to regulate only advisers that have less than $25 million of assets under management. Therefore, pursuant to the Investment Advisers Act of 1940 and the Coordination Act, the Company is required to apply for registration as an investment adviser with the SEC. The Company is also required to file a “notice filing” in any state in which it: has a place of business; holds itself out as an investment adviser; has more than five (5) clients; or has IARs with a place of business in that state. The Designated Supervisor shall ensure that the Company and its IARs are at all times properly registered and licensed as required by applicable federal and state rules and regulations.

B.	Definitions
Definition of "Investment Adviser Representative" (IAR). SEC Rule 203A-3(a) IARs include individuals meeting one of the two following criteria:

1.	Any partner, officer, director or any person performing similar functions employed by or associated with the Company (except for clerical or ministerial personnel) who:

a.	makes recommendations regarding securities;

b.	manages accounts or portfolios of clients;

c.	determines what advice should be given;

d.	solicits the sale of or sells investment advisory services (unless incidental to his or her profession); or,

e.	supervises employees who perform any of the foregoing.

An IAR with more than 10 percent of clients that are natural persons, and who does not regularly meet with advisory clients or who provide only impersonal investment advice are excluded from this definition.

Note: The definition of IAR varies by state.

2.	Supervised Person. Any partner, officer, director, (or other person occupying a similar status or performing similar functions) or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. Supervised Persons include:

a.	Employees of the adviser.
b.	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

3.	Access Person. Any director or officer of the investment adviser or underwriter who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for any client accounts, or whose functions or duties as part of the ordinary course of his or her business relate to the marketing of any recommendation to a client regarding the purchase or sale of securities. Access Persons include:

a.	Employees that have access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Fund the adviser or its control affiliates manage or provide advisory services to.
b.	Is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.

4.	Access Person for the Funds. As an adviser that provides advisory services to the Al Frank Funds we have created an additional category of access persons, Access Person for the Funds. Access Persons for the Funds include:

a.	Directors, officers or general partners of the adviser; and

b.	Advisory persons - employees and certain control persons (and their employees) who make, participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions

Exemptions: Directors of the adviser who are not employees of the adviser and do not have access to confidential information regarding client or fund securities transactions or recommendations are exempted and are not considered Access Persons for the Funds.

Note: The Company will notify an employee if that person fits the above definitions of Access Person or Access Person for the Funds.

C.	Investment Adviser Registration Depository. The SEC and the state securities authorities have created an electronic filing system, the IARD, through which investment advisers will make filings with the SEC and the states over the Internet. The National Association of Securities Dealers Regulation, Inc. (NASDR) will operate the IARD under contract with the SEC and the North American State Securities Administrators (NASAA). The NASDR will be responsible for certain ministerial tasks as the operator of the IARD, but will not act as a self-regulatory organization for advisers.

D.	Form ADV. Effective January 1, 2001 Rule 203-1 requires that each investment adviser registered with the SEC file Form ADV through the IARD. Additionally, Rule 204-1 requires each registered adviser to file amendments to the Form ADV through the IARD at least annually. The Form ADV contains three parts.

•	Part 1A of Form ADV. Part 1A of Form ADV asks a number of questions about the Company, the Company’s business practices, the persons who own and control the Company and the persons who provide investment advice on behalf of the Company. Part 1A also contains several schedules that supplement Part 1A. These are:

Schedule A -  This schedule asks for information about the Company’s direct owners  and executive officers.

Schedule B - This schedule asks for information about the Company’s indirect owners.

Schedule C -  This schedule is used by “paper filers” to update the information required by Schedules A and B.

Schedule D -  This schedule asks for additional information for certain items in Part 1A.

DRPs -     These Disclosure Reporting Pages ask for details about disciplinary events involving the Company or persons affiliated with the Company.

•	Part 1B of Form ADV. This Part of the Form asks additional questions required by state securities authorities. Part 1B contains three DRPs. The Company is currently registered with the SEC, therefore we are not required to complete Part 1B.

•	Part II of Form ADV. Part II of Form ADV discloses, among other information, the Company's services and fee structure, background information on the individuals providing advisory services and potential conflicts of interests. The Company as its disclosure brochure uses Part II of Form ADV. The Company will amend Part II promptly when it becomes materially inaccurate by substituting pages or by affixing a “sticker” replacing the stale information. The Company uses Part II of Form ADV as its disclosure brochure for prospective clients, and annually offers it to current clients (Rule 204-3). The Company is not required to file the Part II or amendments thereto with the SEC. The CCO or their designee will retain copies of the Part II on premise and provide it to the SEC upon request.

E.	Review and Updating of Form. It is the responsibility of the Designated Supervisor to review the Form ADV on an ongoing basis to ensure that all information is current and accurate. Material changes to the Form ADV Part 1, must be filed with the SEC through the IARD in a timely manner (usually defined as within 30 days).

F.	Filing Fees. The Designated Supervisor will also be responsible for maintaining required capital balances with the NASDR to facilitate the payment of annual registration fees for the Company and its IAR and renewal fees as they are due.

G.	Withdrawal from SEC Registration. If at any time the Company is required to withdraw from registration with the SEC it will do so by filing electronically the Form ADV-W through the IARD. The withdrawal will be effective upon filing. The Form ADV-W will also permit the firm to request “partial withdrawal” to omit certain items that are not required from the Company if it is continuing in the business as a state-registered adviser.

H.	Regulatory Reporting
Advisers Act Rules 17CFR 279.1, 279.3 and 275.204-1 (as amended October 10, 2000)

1.	Annual Renewal. The Company must file an annual updating amendment within ninety (90) days after its fiscal year-end. This amendment to the Company’s Form ADV reaffirms the eligibility information contained in Item 2 of Part 1A and acts to update the responses to any other item for which the information is no longer accurate. It is the responsibility of the CCO or their designee to file or cause the filing of the annual updating amendment.

2.	Material Changes. In addition to the annual updating amendment, the CCO or their designee is responsible for filing additional amendments promptly if:

•	information provided in response to Items 1, 3, 9, or 11 of Part 1A or Items
1, 2.A. through 2.F., or 2.I. of Part 1B become inaccurate in any way;

•	information provided in response to Items 4, 8, or 10 of Part 1A or Item 2.G.
of Part 1B becomes materially inaccurate; or

•	information provided in Part II becomes materially inaccurate.

NOTE: If an “other-than-annual” amendment is being submitted it is not required to update responses to Items 2, 5, 6, 7, or 12 of Part 1A or Items 2.H. or 2.J. of Part 1B even if responses to those items have become inaccurate.

3.	Other Federal Filings. If the Company has significant assets under management it may be subject to the reporting requirements under certain provisions of the Securities Exchange Act of 1934. Important sections of the 1934 Act, include:

a.	Section 13(d) -Five percent beneficial ownership;

b.	Section 13(g) -Passive institutional investors;

c.	Section 13(f) -Institutional investment managers; and,

d.	Section 16 - Directors, officers, and greater than 10% owners of publicly held companies.

Note: The Chief Portfolio Manager regularly runs reports to determine if filings are necessary. The reports are given to the CCO or their designee who reviews the reports and determines if filings are required. If filings are required they are prepared and submitted by the CCO or their designee

I.	State Licensing and Registration

1.	State Requirements. As noted, the Company may have to “notice file” in some or all states in which it conducts business or maintains and office.

2.	Supervisory Responsibility. It is the responsibility of the CCO or their designee to be aware of the particular requirements of the states where the Company operates and to ensure that the Company and its IARs are properly registered, licensed and qualified to conduct business pursuant to all applicable laws of those states.

3.	Restrictions. Unless otherwise permitted by regulation, the Company may not solicit or render investment advice for any client domiciled in a state where the Company is not properly registered.